UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, DC 20549

                            SCHEDULE 13G
            Under the Securities and Exchange Act of 1934
                         (Amendment No. 7)

                          USD Partners LP
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                         (Name of Issuer)

          Common Units Representing Limited Partner Interests
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                  (Title of Class of Securities)

                             903318103
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                          (CUSIP Number)

                        December 31, 2017
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    (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]     Rule 13d-1 (b)
          [ ]     Rule 13d-1 (c)
          [ ]     Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)


CUSIP NO. 903318103   13G


1     Name of Reporting Person
      Advisory Research Inc.

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2     Check the Appropriate Box if a Member of a Group    (a)  [ ]
      			                                  (b)  [ ]

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3     SEC Use Only

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4     Citizenship or Place of Organization
      Delaware

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   Number of
                   5     Sole Voting Power
    Shares               2,963,966
                   -----------------------------------------------
 Beneficially
                   6     Shared Voting Power
   Owned By              0
                   -----------------------------------------------
     Each
                   7     Sole Dispositive Power
   Reporting             2,969,976
                   -----------------------------------------------
    Person
                   8     Shared Dispositive Power
     With                0
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9     Aggregate Amount Beneficially Owned by Each Reporting Person
      2,969,976

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10    Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares  [ ]

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11    Percent of Class Represented by Amount in Row (9)
      15.2%

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12    Type of Reporting Person
      IA

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CUSIP NO. 903318103   13G


1     Name of Reporting Person
      Piper Jaffray Companies

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2     Check the Appropriate Box if a Member of a Group    (a)  [ ]
      			                                  (b)  [ ]

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3     SEC Use Only

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4     Citizenship or Place of Organization
      Delaware

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   Number of
                   5     Sole Voting Power
    Shares               0
                   -----------------------------------------------
 Beneficially
                   6     Shared Voting Power
   Owned By              2,963,966

                   -----------------------------------------------
     Each
                   7     Sole Dispositive Power
   Reporting             0
                   -----------------------------------------------
    Person
                   8     Shared Dispositive Power
     With                2,969,976

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9     Aggregate Amount Beneficially Owned by Each Reporting Person
      2,969,976

------------------------------------------------------------------
10    Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares  [ ]

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11    Percent of Class Represented by Amount in Row (9)
      15.2%

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12    Type of Reporting Person
      HC

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CUSIP NO. 903318103   13G


1     Name of Reporting Person
      Nuveen Energy MLP Total Return Fund

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2     Check the Appropriate Box if a Member of a Group    (a)  [ ]
      			                                  (b)  [ ]

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3     SEC Use Only

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4     Citizenship or Place of Organization
      Massachusetts Business Trust

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   Number of
                   5     Sole Voting Power
    Shares               0
                   -----------------------------------------------
 Beneficially
                   6     Shared Voting Power
   Owned By              980,540
                   -----------------------------------------------
     Each
                   7     Sole Dispositive Power
   Reporting             0
                   -----------------------------------------------
    Person
                   8     Shared Dispositive Power
     With                980,540
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9     Aggregate Amount Beneficially Owned by Each Reporting Person
      980,540

------------------------------------------------------------------
10    Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares  [ ]

------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row (9)
      5.0%

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12    Type of Reporting Person
      IC

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Item 1     (a)  Name of Issuer: USD Partners LP
           (b)  Name of Issuer's Principal Executive Offices:
                811 Main Street Suite 2800
		Houston TX 77002

Item 2     (a)  Person Filing:

                (i)  Advisory Research, Inc.
                (ii) Piper Jaffray Companies
                (iii) Nuveen Energy MLP Total Return Fund

           (b)  Address:

                (i)  Advisory Research, Inc.
                     180 N. Stetson Ave., Suite 5500
                     Chicago, IL  60601
		(ii) Piper Jaffray Companies
                     800 Nicollet Mall Suite 800
                     Minneapolis, MN 55402
                (iii)Nuveen Energy MLP Total Return Fund
                     333 West Wacker Drive
                     Chicago IL  60606

           (c)  Citizenship:

                (i)  Advisory Research, Inc. is a Delaware Corporation.
                (ii) Piper Jaffray Companies is a Delaware Corporation.
		(iii)Nuveen Energy MLP Total Return Fund is a Massachusetts
		     Business Trust.

           (d)  Title of Class of Securities:
                Common Units Representing Limited Partner Interests

           (e)  CUSIP Number: 903318103

Item 3     If this statement is filed pursuant to sections
           240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

           (i) Advisory Research, Inc. is an investment advisor in accordance with section 240.13d-1(b)(1)(ii)(E)

	   (ii) Piper Jaffray Companies is a parent holding company or control person in accordance with section
                240.13d-1(b)(1)(ii)(G)

           (iii) Nuveen Energy MLP Total Return Fund is an investment company registered under section 8 of the Investment Company Act of 1940

Item 4     Ownership

           (a)  Amount Beneficially Owned:
                (i)  Advisory Research, Inc.: 2,969,976
                (ii) Piper Jaffray Companies: 2,969,976
                (iii)Nuveen Energy MLP Total Return Fund:980,540

           (b)  Percent of Class
                (i)  Advisory Research, Inc.: 15.2%
                (ii) Piper Jaffray Companies: 15.2%
                (iii)Nuveen Energy MLP Total Return Fund:5.0%

           (c)  Number of shares as to which reporting person has:

                (1) Sole power to vote or direct vote:

                    (i)  Advisory Research, Inc.: 2,963,966
                    (ii) Piper Jaffray Companies: 0
                   (iii) Nuveen Energy MLP Total Return Fund:0

                (2) Shared power to vote or direct the vote:

                    (i)  Advisory Research, Inc.: 0
                    (ii) Piper Jaffray Companies: 2,963,966
                   (iii) Nuveen Energy MLP Total Return Fund:980,540

                (3)  Sole power to dispose or to direct disposition of:

                     (i)  Advisory Research, Inc.: 2,969,976
                     (ii) Piper Jaffray Companies: 0
                    (iii) Nuveen Energy MLP Total Return Fund:0

                (4)   Shared power to dispose or to direct the disposition of:

                     (i)  Advisory Research, Inc.: 0
                     (ii) Piper Jaffray Companies: 2,969,976
                     (iii)Nuveen Energy MLP Total Return Fund:980,540

Item 5     Ownership of Five Percent or Less of a Class:

           Not Applicable


Item 6     Ownership of More than Five Percent on Behalf of Another
	   Person:

           Not Applicable


Item 7     Identification and Classification of the Subsidiary
           Which Acquired the Security being Reported on by the Parent Holding Company:

           Not Applicable


Item 8 Identification and Classification if Members of the Group:

           Not Applicable


Item 9     Notice of Dissolution of Group:

           Not Applicable


Item 10    Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.


			SIGNATURES

The undersigned certify, after reasonable inquiry and to the best knowledge and belief of the undersigned, that the information set forth in this Statement is true, complete and correct. The undersigned agree to the filing of this single Statement on Schedule 13G.


                           Advisory Research, Inc.

Date:  February 14, 2018   By:  /s/ Susan Steiner
                           Name: Susan Steiner
                           Title: Chief Compliance Officer

                           Piper Jaffray Companies

Date:  February 14, 2018   By: /s/ Tim Carter
                           Name: Tim Carter
                           Title: Chief Compliance Officer


                           Nuveen Energy MLP Total Return Fund

Date:  February 14, 2018   By: /s/ Kevin J. McCarthy
                           Name: Kevin J. McCarthy
                           Title: Vice President

                        Exhibit 1

WHEREAS, in accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the Act), only one joint Statement and any amendments thereto need to be filed whenever one or more persons are required to file such a Statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities,provided that said persons agree in writing that such Statement or amendments thereto is filed on behalf of each of them;


NOW, THEREFORE, the parties hereto agree as follows:
Advisory Research, Inc., Piper Jaffray Companies, and the Nuveen
Energy MLP Total Return Fund, do hereby agree, in accordance with Rule 13d-1(k)(1) under the Act, to file a Statement on Schedule 13G relating to their ownership of the Common Units representing Limited Partnership Interests in the Issuer, and do hereby further agree that said Statement on Schedule 13G shall be filed on behalf of each of them.



                           Advisory Research, Inc.

Date:  February 14, 2018   By:  /s/ Susan Steiner
                           Name: Susan Steiner
                           Title: Chief Compliance Officer

                           Piper Jaffray Companies

Date:  February 14, 2018   By: /s/ Tim Carter
                           Name: Tim Carter
                           Title: Chief Compliance Officer


                           Nuveen Energy MLP Total Return Fund

Date:  February 14, 2018   By: /s/ Kevin J. McCarthy
                           Name: Kevin J. McCarthy
                           Title: Vice President